Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Applied Digital Corporation on Amendment No. 1 to Form S-1 (File No. 333-282293) of our report dated August 30, 2024 with respect to our audits of the consolidated financial statements of Applied Digital Corporation as of May 31, 2024 and 2023 and for each of the two years in the period ended May 31, 2024 appearing in the Annual Report on Form 10-K of Applied Digital Corporation for the year ended May 31, 2024. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP

New York, NY

October 28, 2024